Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the pending acquisition by Silicon Laboratories Inc. (“Silicon Laboratories”, “we”, “our”) of Cygnal Integrated Products, Inc. (“Cygnal”), through the merger of Silicon Laboratories’ wholly owned subsidiary Homestead Enterprises, Inc. with and into, Cygnal.  This merger will be accounted for as a purchase business combination. These unaudited pro forma condensed combined financial statements have been prepared from the historical consolidated financial statements of Silicon Laboratories and Cygnal and should be read in conjunction therewith.

On September 25, 2003, Silicon Laboratories and Cygnal entered into an Agreement and Plan of Reorganization pursuant to which Silicon Laboratories agreed to acquire Cygnal for total consideration of $59.1 million, consisting of 1,191,658 shares of Silicon Laboratories’ common stock valued at $58.2 million, and direct acquisition costs estimated at $950,000.  The estimated direct acquisition costs consist primarily of investment banking, legal, accounting, and appraisal fees to be incurred by Silicon Laboratories that are directly related to the merger.  In addition, Silicon Laboratories is obligated to potentially issue up to an additional 1,290,963 shares of common stock to shareholders of Cygnal based on the achievement of certain revenue milestones during the twelve-month earn out period commencing on April 4, 2004 and ending on April 2, 2005.  The additional shares will become issuable as follows: (1) up to 297,915 shares on a pro rata basis for every dollar of Cygnal product revenues during the earn out period in excess of $10.0 million up to $15.0 million; plus (2) up to 496,524 shares on a pro rata basis for every dollar of Cygnal product revenues during the earn out period in excess of $15.0 million up to $20.0 million; plus (3) up to 496,524 shares on a pro rata basis for every dollar of Cygnal product revenues during the earn out period in excess of $20.0 million up to $24.0 million.  The distribution of the additional shares may occur at either or both an interim date occurring six months after the beginning of the earn out period and/or upon completion of the earn out period.  The number of additional shares issuable at the interim date would be equal to 40% of the shares that would be issuable at the end of the earn out period if the revenues for the full earn out period were equal to twice the revenues through the interim date.

In accordance with applicable accounting rules, we have used $48.80 per share (representing the average of the closing prices of Silicon Laboratories common stock for the three days before and after the merger agreement date of September 25, 2003) to value the initial consideration to be paid to Cygnal shareholders.  The value of any additional consideration to be issued upon achievement of the revenue milestones will be determined based on the then current value of the stock issued, and will be recorded as additional purchase price.

The following pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of Silicon Laboratories and Cygnal.  The unaudited pro forma condensed combined balance sheet as of September 27, 2003 gives effect to the merger as if it had occurred on that date, and combines the unaudited historical condensed balance sheets of Silicon Laboratories as of September 27, 2003 and Cygnal as of September 30, 2003.  The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 28, 2002 gives effect to the merger as if it had occurred at the beginning of the period presented, and combines the audited historical statements of operations of Silicon Laboratories for the fiscal year ended December 28, 2002 and the audited historical statement of operations of Cygnal for the year ended December 31, 2002.  The unaudited pro forma condensed combined statement of operations for the nine months ended September 27, 2003 gives effect to the merger as if it had occurred at the beginning of the earliest period presented, and combines the unaudited results of operations for the nine months ended September 27, 2003 for Silicon Laboratories and the nine months ended September 30, 2003 for Cygnal.

The unaudited pro forma condensed combined financial statements do not include the realization of potential cost savings from operating efficiencies, synergies or other restructurings that may result from the merger.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger and the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document.  For purposes of these pro forma financial statements, only the initial shares issuable at closing have been included in the purchase price.  The final purchase price is dependent on the actual number of Silicon Laboratories common shares ultimately issued to Cygnal shareholders, which is dependent on Cygnal achieving certain revenue milestones and will not be determined until after the completion of the twelve-month target revenue period ending on April 2, 2005, and the stock price on the date of such distribution.   The issuance of additional shares upon achievement of the revenue milestones, or any change in the fair value of the net assets acquired or liabilities assumed, or actual direct merger costs will change the amount of the purchase price allocable to goodwill.  The pro forma information should be read in conjunction with the accompanying notes thereto, Silicon Laboratories’ historical financial statements and related notes thereto as filed with the Securities and Exchange Commission, and Cygnal’s historical financial statements and related notes included elsewhere in this filing.

Silicon Laboratories Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	Silicon Laboratories 9/27/2003	Cygnal 9/30/2003	Pro forma Adjustments Note 2		Pro forma Combined
Assets
Current Assets
Cash and cash equivalents	110,383	8,741	(950	)(a)	118,174
Short-term investments	32,776	—			32,776
Accounts receivable, net	49,100	678			49,778
Inventories	18,572	1,673	(321	)(b)	19,924
Deferred income taxes	4,921	—	968	(b)	5,889
Prepaid expenses and other	3,846	38			3,884
Total Current Assets	219,598	11,130	(303)		230,425

Property, equipment and software, net	35,568	672			36,240
Goodwill and other intangible assets, net	1,969	—	50,296	(b)	52,265
Other Assets	8,085	129			8,214

Total Assets	265,220	11,931	49,993		327,144

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	32,297	480			32,777
Accrued expenses	10,971	600	710	(b)	12,281
Deferred income	5,389	207			5,596
Current portion of long-term debt	—	369			369
Income taxes payable	11,590	—			11,590
Total Current Liabilities	60,247	1,656	710		62,613

Long-term debt	—	340			340
Deferred tax liability	—	—	2,565	(b)	2,565
Other non-current liabilities	5,589	—			5,589

Total Liabilities	65,836	1,996	3,275		71,107

Stockholder’s Equity	199,384	9,935	58,153	(a)
			(1,500	)(b)
			(9,935	)(c)	256,037

Total liabilities and stockholders’ equity	265,220	11,931	49,993		327,144

See notes to unaudited pro forma condensed combined financial statements.

Silicon Laboratories Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands except per share data)

	Silicon Laboratories Year-ended 12/28/2002	Cygnal Year-ended 12/31/2002	Pro forma Adjustments Note 3		Pro forma Combined

Sales	182,016	5,198			187,214
Cost of goods sold	79,939	1,792			81,731

Gross profit	102,077	3,406	—		105,483

Operating Expenses:
Research and development	32,001	5,092			37,093
Selling, general and administrative	33,877	5,503			39,380
Impairment of goodwill and other intangible assets	37	—			37
Amortization of deferred stock compensation	5,173	—	390	(a)	5,563
Amortization of intangibles	—	—	1,687	(a)	1,687
Operating Expenses	71,088	10,595	2,077		83,760

Operating income (loss)	30,989	(7,189)	(2,077)		21,723

Other income (expense):
Interest income (expense), net	965	197			1,162
Other income (expense), net	(647)	—			(647)

Income (loss) before tax expense	31,307	(6,992)	(2,077)		22,238

Provision (benefit) for income taxes	10,590	—	(2,365	)(b)	8,225

Net income (loss)	20,717	(6,992)	288		14,013

Net income per share:
Basic	$0.44				$0.29
Diluted	$0.41				$0.27

Weighted average common shares outstanding:
Basic	47,419		1,200	(c)	48,619
Diluted	50,811		1,232	(c)	52,043

See notes to unaudited pro forma condensed combined financial statements.

Silicon Laboratories Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(in thousands except per share data)

	Silicon Laboratories Nine-months ended 9/27/2003	Cygnal Nine-months ended 9/30/2003	Pro forma Adjustments Note 3		Pro forma Combined

Sales	215,746	4,868			220,614
Cost of goods sold	111,906	1,547			113,453

Gross profit	103,840	3,321			107,161

Operating Expenses:
Research and development	33,433	3,066			36,499
Selling, general and administrative	30,223	4,749			34,972
Amortization of deferred stock compensation	3,686	—	293	(a)	3,979
Amortization of intangibles	—	—	1,265	(a)	1,265
Operating Expenses	67,342	7,815	1,558		76,715

Operating income (loss)	36,498	(4,494)	(1,558)		30,446

Other income (expense):
Interest income (expense), net	933	40			973
Other income (expense), net	(707)	—			(707)

Income (loss) before tax expense	36,724	(4,454)	(1,558)		30,712

Provision (benefit) for income taxes	12,931	—	(1,568	)(b)	11,363

Net income (loss)	23,793	(4,454)	10		19,349

Net income per share:
Basic	$0.49				$0.39
Diluted	$0.46				$0.37

Weighted average common shares outstanding:
Basic	48,545		1,206	(c)	49,751
Diluted	51,709		1,232	(c)	52,941

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. GENERAL

Silicon Laboratories will account for the acquisition of Cygnal as a purchase business combination.  The accompanying unaudited pro forma condensed combined financial statements reflect an estimated preliminary purchase price as outlined in Note 2(a) below.  This purchase price includes only the initial shares issuable at closing and estimated direct acquisition costs.  In accordance with Emerging Issues Task Force Issue No. 99-12 “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination”, we have used $48.80 as the per share amount to value the initial consideration to be paid to Cygnal shareholders (representing the average of the closing prices of Silicon Laboratories common stock for the three days before and after the merger agreement date of September 25, 2003).   The final purchase price is dependent on the actual number of Silicon Laboratories common shares ultimately issued to Cygnal shareholders, which is dependent on Cygnal achieving certain revenue milestones and will not be determined until after the completion of the twelve-month target revenue period ending on April 2, 2005.  The value of any additional consideration issued upon achievement of these revenue milestones will be determined based on the then current value of the stock issued, and will be recorded as additional purchase price.   Any change in the number of shares issued, the fair value of the net assets acquired or liabilities assumed, or actual direct merger costs will change the amount of the purchase price allocable to goodwill.

2. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The accompanying unaudited pro forma condensed balance sheet has been prepared as if the acquisition was consummated on September 27, 2003. Pro forma adjustments were made:

(a)          To record consideration given in acquisition of Cygnal (in thousands):

Value of common stock	$58,153
Transaction costs	950
Total purchase price	$59,103

(b)         To record allocation of preliminary purchase price to the assets of Cygnal (in thousands):

		Amortization Period
Intangibles:
Core and Developed Product Technology	$9,250	9 years
Internal Use Software	1,300	4-7 years
Non-compete Agreements	330	1-4 years
Customer Relationships	1,900	6 years
Goodwill	37,516	n/a
	$50,296

Net fair value of tangible assets acquired and liabilities assumed	9,935
Excess of cost over fair value of inventory acquired	(321)
Estimated net deferred tax liability	(1,597)
Liability for facility exit costs	(710)
In-process research and development	1,500
Total purchase price	$59,103

The estimated net deferred tax liability is computed using our effective tax rate for the nine months ended September 27, 2003 of 35.2%, and represents deferred tax liabilities of $4.5 million for acquired identifiable intangibles, offset by deferred tax assets of $2.9 million for the estimated realization of acquired net operating losses.

After the completion of the acquisition, we intend to relocate Cygnal to our corporate headquarters in Austin, Texas.  The liability for facility exit costs represents the net present value of future minimum lease payments for Cygnal’s corporate office space, net of estimated sublease proceeds, from the estimated exit date through the end of the lease term.   Future minimum payments by year for this lease are as follows:  $99,000 in 2004, $402,000 in 2005, $426,000 in 2006, $450,000 in 2007, and $351,000 in 2008.

(c)          To record elimination of Cygnal’s stockholders’ equity.

3. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The accompanying unaudited pro forma condensed combined statements of operations have been prepared as if the acquisition was consummated as of the beginning of the earliest period presented. The pro forma adjustments do not include the write-off of purchased in-process research and development of $1.5 million as it will not have a continuing impact on the operations of the Company.   Customarily, the write-off of purchased in-process research and development would typically occur in the quarterly period in which the acquisition is completed.  Pro forma adjustments were made to reflect the:

(a)          Amortization of acquired intangibles based on estimated economic life as outlined in Note 2(b) above, and deferred stock compensation expense related to restricted Silicon Laboratories common stock to be issued at closing to certain Cygnal employees at prices below market.

(b)         Pro forma tax benefit that is attributable to the net loss of Cygnal at Silicon Laboratories’ effective tax rate of 33.8% for the year ended December 28, 2002 and 35.2% for the nine months ended September 27, 2003.  The acquired in-process research and development charge, and the amortization of intangible assets and deferred stock compensation associated with the merger are not tax deductible by Silicon Laboratories and therefore provide no tax benefit.

(c)          Issuance of 1,191,658 shares of common stock in exchange for all outstanding shares of Cygnal, and 40,000 shares of restricted common stock, vesting over 5 years, to certain Cygnal employees as additional consideration for employment with Silicon Laboratories after closing.